OLYMPIC STEEL, INC.

KEY EMPLOYEE SEVERANCE BENEFIT PLAN

1.    Introduction. This Olympic Steel, Inc. Key Employee Severance Benefit Plan (the “Plan”) is established by Olympic Steel, Inc. (the “Company”) on November 2, 2023 (the “Effective Date”) to provide severance benefits to selected employees of the Company. The Plan is intended to be a top hat welfare benefit plan under ERISA.

2.    Definitions. For purposes of the Plan, the following terms are defined as follows:

(a)“    Board” means the Board of Directors of the Company.

(b)“    Cause” means the Participant (i) is convicted of a felony, a crime of moral turpitude or any crime involving the Company (other than pursuant to actions taken at the direction or with the approval of the Board); (ii) is found, by reasonable determination of the Board made in good faith, to have engaged in (A) willful misconduct, (B) willful or gross neglect, (C) fraud, (D) misappropriation, or (E) embezzlement in the performance of the Participant’s duties to the Company; or (iii) breaches, in any material respect, the terms and provisions of the Plan or any agreement with the Company and fails to cure such breach within ten (10) days following written notice from the Company specifying such breach. The Company may terminate the Participant’s employment hereunder on written notice given to the Participant at any time following the occurrence of any of the events described in clauses (i) and (ii) above and on written notice given to the Participant at any time not less than thirty (30) days following the occurrence of any of the events described in clause (iii) above.

(c)“    Change in Control” means a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets, as described in Treasury Regulation Section 1.409A-3(i)(5). Notwithstanding the foregoing, (i) if any person’s ownership interest in the Company increases to 20% or more, solely as a result of the Company’s repurchase of its shares, or (ii) the individual serving as Executive Chairman of the Board as of the Effective Date increases his ownership interest to 20% or more, such ownership shall not be considered a Change in Control.

(d)“    CIC Cash Severance” means in an amount equal to (i) the Severance Multiple, multiplied by (ii) the average annual base salary, bonus and dollar value of all Employee Benefits (other than medical, dental, disability and life insurance coverage) earned by the Participant for the last three full calendar years.

(e)“    CIC Termination” means (i) an Involuntary Termination Without Cause, or (ii) a termination by the Participant for Good Reason, in either case that occurs on or within twelve (12) months after a Change in Control.

(f)“    COBRA Payment Period” means the period beginning on the date of a Qualifying Termination and ending on the earliest of (i) (x) for Tier I Employees, twelve (12) months following a Qualifying Termination that is not a CIC Termination or twenty-four (24) months following a CIC Termination or (y) for Tier II Employees, twelve (12) months following any Qualifying Termination, (ii) the expiration of the Participant’s eligibility for the continuation coverage under COBRA, or (iii) the date when the Participant becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

(g)“    Code” means the Internal Revenue Code of 1986, as amended.

(h)“    Disability” means the inability of the Participant for a continuous period of ninety (90) days or for one hundred and eighty (180) days in the aggregate during any twelve (12) month period to perform any material portion of the duties of the Participant’s position with the Company on an active full-time basis by reason of a disability condition; provided, however, that such disability condition also satisfies the definition of disability described in Treasury Regulation Section 1.409A-3(i)(4). The Company and the Participant acknowledge and agree that the material duties of the Participant’s position are unique and critical to the Company and that a disability condition that causes the Participant to be unable to perform the essential functions of the Participant’s position under the circumstances described above will constitute an undue hardship on the Company. Notwithstanding the foregoing, the Participant shall not be disabled provided that all of the following conditions have been satisfied: (a) after receipt of the Company’s written notice of intent to terminate due to Disability, the Participant shall have the right within ten (10) days to dispute the Company’s ability to terminate his or her employment under this definition; (b) within ten (10) days after exercising such right, the Participant shall submit to a physical exam by the Chief of Medicine of any major hospital in the metropolitan Cleveland area; (c) such physician shall issue his or her written statement to the effect that in his or her opinion, based on his or her diagnosis, the Participant is capable of resuming his or her employment and devoting his or her full time and energy in discharging his or her duties within ten (10) days after the date of such statement; and (d) the Participant returns to work on a full-time basis and devotes his or her energy in discharging his or her duties.

(i)“    Good Reason” means one of the following events or actions undertaken without the Participant’s written consent: (i) any reduction in aggregate direct remuneration, or any material reduction in position, responsibilities, duties, or aggregate employee benefits, perquisites or fringe benefits provided to the Participant; (ii) any assignment of duties to the Participant inconsistent with the Participant’s position; (iii) imposition by the Company of any requirement that the Participant’s principal place of work be relocated to a place more than twenty-five (25) miles from the Participant’s principal place of work immediately before a Change in Control or that the Participant travel in connection with his or her employment to a significantly greater degree than was customary for the Participant immediately before a Change in Control; or (iv) any liquidation, dissolution, consolidation, or merger of the Company or transfer of all or a significant portion of its assets unless a successor or successors (by merger, consolidation, or otherwise) to which all or a significant portion of its assets have been transferred shall have assumed all of the duties and obligations of the Company under this Plan. An event or action will not give the Participant grounds for Good Reason unless (A) the Participant gives the Company written notice within sixty (60) days after the initial existence of the event or action that the Participant intends to resign in a Good Reason termination due to such event or action; (B) the event or action is not reasonably cured by the Company within thirty (30) days after the Company receives written notice from the Participant; and (C) the Participant’s Separation from Service occurs within thirty (30) days after the end of the cure period.

(j)“    Effective Date” has the meaning given to such term in Section 1.

(k)“    Employee Benefits” means any and all benefit plans in which executives of the Company participate, including, without limitation, the Company’s retirement plans including 401(k) and profit sharing plans, long term incentive and equity-based plans, tax reimbursement plans, automobile allowance, country club dues and any group insurance, medical, dental, hospitalization or life insurance, disability insurance and other employee benefit plans, programs or arrangements or any equivalent successor plans, programs or arrangements that may hereafter be adopted by the Company.

(l)“    ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(m)“    Involuntary Termination Without Cause” means a Participant’s involuntary termination of employment by the Company, resulting in a Separation from Service, for a reason other than death, Disability or Cause.

(n)“    Participant” means each individual who is employed by the Company and has received and returned a signed Participation Notice. Participants shall be limited to a select group of management or highly compensated employees within the meaning of Sections 201, 301, and 404 of ERISA and shall be designated as either Tier I Employees or Tier II Employees.

(o)“    Participation Notice” means the latest notice delivered by the Company to a Participant informing such Participant that he or she is eligible to participate in the Plan, in substantially the form attached hereto as Exhibit A.

(p)“    Plan Administrator” means the Board or any committee of the Board duly authorized to administer the Plan. The Plan Administrator may, but is not required to be, the Compensation Committee of the Board (the “Compensation Committee”). The Board may at any time administer the Plan, in whole or in part, notwithstanding that the Board has previously appointed a committee to act as the Plan Administrator.

(q)“    Qualifying Termination’’ means (i) an Involuntary Termination Without Cause that does not occur on or within twelve (12) months after a Change in Control, (ii) a CIC Termination, (iii) the Participant’s death or (iv) the Participant’s Disability.

(r)“    Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect.

(s)“    Separation from Service” means a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h), without regard to any alternative definition.

(t)“    Severance Multiple” means 2.99 for Tier I Employees and 1.00 for Tier II Employees.

(u)“    Tier I Employee” means an individual designated as a Tier I Employee in his or her applicable Participation Notice.

(v)“    Tier II Employee” means an individual designated as a Tier II Employee in his or her applicable Participation Notice.

3.    Eligibility for Benefits.

(a)    Eligibility; Exceptions to Benefits. Subject to the terms of the Plan, the Company will provide the benefits described in Section 4 to the affected Participant. A Participant will not receive benefits under the Plan (or will receive reduced benefits under the Plan) in the following circumstances, as determined by the Plan Administrator, in its sole discretion:

(i)    The Participant’s employment is terminated by either the Company or the Participant for any reason other than a Qualifying Termination.

(ii)    The Participant has not executed the Participation Notice or has breached any restrictive covenants contained in such Participation Notice.

(iii)    The Participant has failed to execute and allow to become effective the Release (as defined and described below) within sixty (60) days following the Participant’s Qualifying Termination.

(iv)    The Participant has failed to return all Company Property. For this purpose, “Company Property” means all paper and electronic Company documents (and all copies thereof) created and/or received by the Participant during his or her period of employment with the Company and other Company materials and property that the Participant has in his or her possession or control, including, without limitation, Company files, notes, drawings records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, without limitation, leased vehicles, computers, computer equipment, software programs, facsimile machines, mobile telephones, servers), credit and calling cards, entry cards, identification badges and keys, and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof, in whole or in part). As a condition to receiving benefits under the Plan, a Participant must not make or retain copies, reproductions or summaries of any such Company documents, materials or property. However, a Participant is not required to return his or her personal copies of documents evidencing the Participant’s hire, termination, compensation, benefits, equity incentive awards and any other documentation received as a stockholder of the Company.

(b)    Relation to Other Agreements and/or Plans. This Plan, including the Participant’s signed Participation Notice, sets forth his or her entire rights to receive severance. Except as otherwise set forth in the Participation Notice, by accepting participation in this Plan, the Participant irrevocably waives his or her rights to any severance benefits to which the Participant may be entitled pursuant to any offer letter, employment agreement, severance agreement or any other similar agreement with the Company, or any other Company benefit plan, that is in effect on the date he or she signs the Participation Notice, other than any acceleration of vesting benefits on a change in control transaction or in connection with a termination as provided under the Company’s equity incentive plans, in each case to the extent expressly provided in the applicable plan document or governing award agreement.

(c)    Termination of Benefits. A Participant’s right to receive benefits under the Plan will terminate immediately if, at any time prior to or during the period for which the Participant is receiving benefits under the Plan, the Participant, without the prior written approval of the Plan Administrator, willfully breaches a material provision of (i) any restrictive covenants (including any obligations of confidentiality, non-solicitation, non-disparagement, no conflicts or non-competition) set forth in the Participation Notice or in any other agreement between Participant and the Company or (ii) the Release (as defined in Section 5(a) below).

4.    Payments and Benefits. Except as may otherwise be provided in the Participant’s Participation Notice, in the event of a Qualifying Termination, the Company will provide the payments and benefits described in this Section 4, subject to the terms of the Plan.

(a)    Cash Severance.

(i)    Death or Disability. In the event of the Participant’s death or Disability prior to or in connection with a Participant’s Separation from Service, the Participant (or the Participant’s beneficiary or estate) will be entitled to receive (A) his or her continued base salary for a period of twelve (12) months in accordance with normal payroll practices beginning on the date that is thirty (30) days following such death or Disability and (B) any earned but unpaid annual bonus, paid in the same form and on the same date(s) as such annual bonus would have been paid had the Participant otherwise remained employed with the Company, subject to any deferral elections or other payment timing requirements of Section 409A.

(ii)    Involuntary Termination Without Cause that is not a CIC Termination. In the event of an Involuntary Termination Without Cause that is not a CIC Termination, the Participant will be entitled to receive (A) his or her continued base salary for a period of (x) twenty-four (24) months if such Participant is a Tier I Employee or (y) twelve (12) months if such Participant is a Tier II Employee, in each case in accordance with normal payroll practices, but in no event less frequently than monthly, beginning on the date that is thirty (30) days following his or her Separation from Service and (B) a prorated annual bonus for the year in which the Separation from Service occurs based on the actual amount that would have been earned for such year had the Participant remained employed, prorated by multiplying such amount that would have been earned by a fraction, the numerator of which is the number of complete months that Participant was employed during such year and the denominator of which is 12. Such prorated annual bonus will be paid in the same form and on the same date(s) as such annual bonus would have been paid had the Participant otherwise remained employed with the Company, subject to any deferral elections or other payment timing requirements of Section 409A.

(iii)    CIC Termination. In the event of a CIC Termination, the Company will make a payment of the CIC Cash Severance to the Participant. The CIC Cash Severance will be paid in a lump sum on the first business day occurring after the six (6) month anniversary of the Separation from Service.

(b)    Continued Benefits.

(i)    COBRA. If the Participant timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (together with any state law of similar effect, “COBRA”), the Company will cover the full cost of the Participant’s COBRA premiums, or will provide the Participant with coverage under the Company’s self-funded broad based health insurance plans on the same terms that apply to other senior executives at the Company, including coverage for the Participant’s eligible dependents, for the COBRA Payment Period. However, if at any time the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including, without limitation, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums or credit under the self-funded plan, the Company will instead pay the Participant, on the first day of each month of the remainder of the COBRA Payment Period, a fully taxable cash payment equal to the full COBRA premiums for that month, subject to tax withholdings and deductions. On the thirtieth (30th) day following the Participant’s Qualifying Termination, the Company will make the first payment under this paragraph equal to the aggregate amount of payments that the Company would have paid through such date had such payments commenced on the Qualifying Termination through such thirtieth (30th) day, with the balance of the payments paid thereafter on the original schedule. In all cases, if the Participant becomes eligible for coverage under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the COBRA Payment Period, the Participant must immediately notify the Company of such event. For purposes of this paragraph, any applicable insurance premiums that are paid by the Company will not include any amounts payable by the Participant under a Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of the Participant.

(ii)    Other Benefits. In the event of a Participant’s Involuntary Termination Without Cause that is not a CIC Termination, the Participant will, subject to the terms and conditions of the applicable plans, and to the extent permitted by applicable law, continue to be eligible to participate in the Employee Benefits (other than medical and dental benefits or other benefits provided via COBRA in Section 4(b)(i) above or equity compensation plans) for (x) twenty-four (24) months following such termination for Tier II Participants or (y) twelve (12) months following such termination for Tier II Participants. In the event of a Participant’s CIC Termination, the Participant will, subject to the terms and conditions of the applicable plans, and to the extent permitted by applicable law, continue to be eligible to participate in the Company’s disability and life insurance benefits for (x) twenty-four (24) months following such termination for Tier II Participants or (y) twelve (12) months following such termination for Tier II Participants.

5.    Additional Requirements.

(a)    Release. To be eligible to receive any benefits under the Plan, (i) a Participant must sign a written release and waiver, to the fullest extent allowable under applicable law and in form reasonably acceptable to the Company, of all claims, demands, suits, actions, causes of action, damages and rights against the Company and its affiliates whatsoever which the Participant may have had on account of the termination of the Participant’s employment, including, without limitation, claims of discrimination, including on the basis of sex, race, age, national origin, religion, or handicapped status, and any and all claims, demands and causes of action for severance or other termination pay (the “Release”), and (ii) such Release must become effective in accordance with its terms, in each case within sixty (60) days following the Qualifying Termination. The Release shall not, however, apply to the obligations of the Company arising under this Plan, any indemnification agreement between the Participant and the Company, any retirement plans, any equity award agreements, COBRA continuation coverage or rights of indemnification the Participant may have under the Company’s Articles of Incorporation or Code of Regulations (or comparable charter document) or by statute.

(b)    Certain Reductions. The Plan Administrator will reduce a Participant’s benefits under the Plan by any other statutory severance obligations or severance obligations (including pay in lieu of notice) payable to the Participant by the Company (or any successor thereto) that are due in connection with the Participant’s Qualifying Termination and that are in the same form as the benefits provided under the Plan (e.g., salary or bonus replacement, health insurance coverage) to the extent such reduction does not result in a failure to comply with Section 409A. Without limitation, this reduction includes a reduction for any benefits required pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act (the “WARN Act”), (ii) any Company policy or practice providing for the Participant to remain on the payroll for a limited period of time after being given notice of the termination of the Participant’s employment, and (iii) any required salary continuation, notice pay, statutory severance payment or other payments required by local law, as a result of the Qualifying Termination. The benefits provided under the Plan are intended to satisfy, to the greatest extent possible, and not to provide benefits duplicative of, any and all statutory and contractual obligations of the Company in respect of the form of benefits provided under the Plan that may arise out of a Qualifying Termination, and the Plan Administrator will so construe and implement the terms of the Plan. Reductions will be applied on a retroactive basis, with benefits previously provided being recharacterized as benefits pursuant to the Company’s statutory or other contractual obligations. The payments pursuant to the Plan are in addition to, and not in lieu of, any accrued but unpaid salary, bonuses or employee welfare benefits to which a Participant is entitled for the period ending with the Participant’s Qualifying Termination.

(c)    Mitigation. Except as otherwise specifically provided in the Plan, a Participant will not be required to mitigate damages or the amount of any payment provided under the Plan by seeking other employment or otherwise, nor will the amount of any payment provided for under the Plan be reduced by any compensation earned by a Participant as a result of employment by another employer or any retirement benefits received by such Participant after the date of the Participant’s termination of employment with the Company.

(d)    Indebtedness of Participants. If a Participant is indebted to the Company on the effective date of his or her Qualifying Termination, the Company reserves the right to offset the payment of any benefits under the Plan by the amount of such indebtedness to the extent such offset does not result in a failure to comply with Section 409A. Such offset will be made in accordance with all applicable laws. The Participant’s execution of the Participation Notice constitutes knowing written consent to the foregoing.

(e)    Parachute Payments. Except as otherwise expressly provided in an agreement between a Participant and the Company, if any payment or benefit the Participant would receive in connection with a Change in Control from the Company or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (A) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (B) the largest portion, up to and including the total, of the Payment, whichever amount ((A) or (B)), after taking into account all applicable federal, state, provincial, foreign and local employment taxes, income taxes and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of stock awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to the Participant. Within any such category of Payments (that is, (1), (2), (3) or (4)), a reduction will occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and then with respect to amounts that are. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Participant’s applicable type of stock award (i.e., earliest granted stock awards are cancelled last).

6.    Tax Matters.

(a)    Application of Section 409A. It is intended that all of the benefits provided under the Plan satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9), and the Plan will be construed to the greatest extent possible as consistent with those provisions. To the extent not so exempt, the Plan (and any definitions in the Plan) will be construed in a manner that complies with Section 409A and incorporates by reference all required definitions and payment terms. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), a Participant’s right to receive any installment payments under the Plan will be treated as a right to receive a series of separate payments and, accordingly, each installment payment under the Plan will at all times be considered a separate and distinct payment. Notwithstanding anything to the contrary in this Plan, if the Participant is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Participant, and (ii) the date of the Participant’s death, to the extent required under Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 6 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Participant in a lump sum, and any remaining payments and benefits due under the Plan shall be paid or provided in accordance with the normal payment dates specified for them herein. In no event, however, shall this section or any other provisions of this Plan be construed to require the Company to provide any gross-up for the tax consequences of any provisions of, or payments under, this Plan, and the Company shall have no responsibility for tax consequences to the Participant (or the Participant’s beneficiary) resulting from the terms or operation of this Plan.

(b)    Withholding. All payments and benefits under the Plan will be subject to all applicable deductions and withholdings, including, without limitation, obligations to withhold for federal, state, provincial, foreign and local income and employment taxes.

(c)    Tax Advice. By becoming a Participant in the Plan, the Participant agrees to review with the Participant’s own tax advisors the federal, state, provincial, local and foreign tax consequences of participation in the Plan. The Participant will rely solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) will be responsible for his or her own tax liability that may arise as a result of becoming a Participant in the Plan.

7.    Reemployment. In the event of a Participant’s reemployment by the Company during the period of time in respect of which severance benefits have been provided, any continuing payments will cease immediately, and the Company, in its sole and absolute discretion, may require such Participant to repay to the Company all or a portion of such severance benefits as a condition of reemployment.

8.    Clawback; Recovery. All payments and severance benefits provided under the Plan will be subject to recoupment in accordance with any clawback policy of the Company, including any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason,” or any similar term under any plan of or agreement with the Company.

9.    Right to Interpret Plan; Amendment or Termination.

(a)    Exclusive Discretion. The Plan Administrator will have the exclusive discretion and authority to establish rules, forms and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, without limitation, the eligibility to participate in the Plan, the amount of benefits paid under the Plan and any adjustments that need to be made in accordance with the laws applicable to a Participant. The rules, interpretations, computations and other actions of the Plan Administrator will be binding and conclusive on all persons.

(b)    Amendment or Termination. The Company reserves the right to amend or terminate the Plan, any Participation Notice issued pursuant to the Plan or the benefits provided hereunder at any time; provided, however, that if such amendment or termination will apply to any Participant who would be adversely affected by such amendment or termination, the Company must provide twenty-four (24) months’ advance notice of such amendment or termination. Any action amending or terminating the Plan or any Participation Notice will be in writing and executed by a duly authorized officer of the Company.

10.    No Implied Employment Contract. The Plan will not be deemed (a) to give any employee or other person any right to be retained in the employ of the Company, or (b) to interfere with the right of the Company to discharge any employee or other person at any time, with or without cause, which right is hereby reserved.

11.    Legal Construction. The Plan will be governed by and construed under the laws of the State of Ohio (without regard to principles of conflict of laws), except to the extent preempted by ERISA.

12.    Claims, Inquiries and Appeals.

(a)    Applications For Benefits And Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative). The Plan Administrator is the Company.

(b)    Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application and of the applicant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:

(i)    the specific reason or reasons for the denial;

(ii)    references to the specific Plan provisions upon which the denial is based;

(iii)    a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and

(iv)    an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 12(d).

The notice of denial will be given to the applicant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.

The notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

(c)    Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied. A request for a review will be in writing and will be addressed to:

Olympic Steel, Inc.
Attn: Compensation Committee
22901 Millcreek Boulevard, Suite 650,

Highland Hills, OH 44122

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) will have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim. The applicant (or his or her representative) will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review will take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)    Decision on Review. The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the application for benefits, in whole or in part, the notice will set forth, in a manner designed to be understood by the applicant, the following:

(i)    the specific reason or reasons for the denial;

(ii)    references to the specific Plan provisions upon which the denial is based;

(iii)    a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and

(iv)    a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.

(e)    Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.

(f)    Exhaustion Of Remedies. No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by Section 12(a), (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 12(c), and (iv) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to an applicant’s claim or appeal within the relevant time limits specified in this Section 12, the applicant may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.

13.    Basis of Payments to and from the Plan. All benefits under the Plan will be paid by the Company. The Plan will be unfunded, and benefits hereunder will be paid only from the general assets of the Company.

14.    General Provisions.

(a)    Plan Document Controls. In the event of any inconsistency between this Plan document and any other communication regarding this Plan, this Plan document controls.

(b)    Notices. Any notice, demand or request required or permitted to be given by either the Company or a Participant pursuant to the terms of the Plan will be in writing and will be deemed given when delivered personally, when received electronically (including email addressed to the Participant’s Company email account and to the Company email account of the Company’s Chairman of the Compensation Committee), or deposited in the U.S. Mail, First Class with postage prepaid, and addressed to the parties, in the case of the Company, at the address set forth in Section 12(c), in the case of a Participant, at the address as set forth in the Company’s employment file maintained for the Participant as previously furnished by the Participant or such other address as a party may request by notifying the other in writing.

(c)    Transfer and Assignment. The rights and obligations of a Participant under the Plan may not be transferred or assigned without the prior written consent of the Company. The Plan will be binding upon any surviving entity resulting from a Change in Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such person or entity actively assumes the obligations hereunder. Notwithstanding the foregoing, on a Participant’s death, any vested amounts owed to such Participant will be paid to his or her estate.

(d)    Waiver. Any party’s failure to enforce any provision or provisions of the Plan will not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of the Plan. The rights granted to the parties herein are cumulative and will not constitute a waiver of any party’s right to assert all other legal remedies available to it under the circumstances.

(e)    Severability. Should any provision of the Plan be declared or determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired.

(f)    Section Headings. Section headings in the Plan are included only for convenience of reference and will not be considered part of the Plan for any other purpose.

Exhibit A

OLYMPIC STEEL, INC.

Key Employee Severance Benefit Plan
Participation Notice

To: ________________________

Date: _______________________

Olympic Steel, Inc. (the “Company”) has adopted the Olympic Steel, Inc. Key Employee Severance Benefit Plan (the “Plan”). The Company is providing you this Participation Notice to inform you that you have been designated as a Participant in the Plan. A copy of the Plan document is attached to this Participation Notice. The terms and conditions of your participation in the Plan are as set forth in the Plan and this Participation Notice, which together constitute the Summary Plan Description for the Plan. By accepting participation, you represent that you have either consulted your personal tax or financial planning advisor about the tax consequences of your participation in the Plan, or you have knowingly declined to do so.

You are hereby designated as a [Tier I] / [Tier II] Employee under the Plan.

[You specifically acknowledge and agree that your participation in the Plan supersedes and completely replaces both (1) your Management Retention Agreement with the Company and (2) your Employment Agreement with the Company, each of which is hereby terminated and of no further force or effect as of the date of your signature below. For the avoidance of doubt, termination of the Employment Agreement does not mean that your employment with the Company will end on such date; instead, it means that you will no longer be party to that contract and your severance rights will instead be fully governed by the Plan. ]

By signing this Participation Notice and accepting participation in the Plan, you hereby agree to the following restrictive covenants:

Non-Competition. While employed by the Company and for a period of twenty-four (24) months after ceasing to be so employed (the “Restricted Period”) for whatever reason, you shall not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, partner, director, consultant or other position, or have any financial interest in with (i) any metal service center or distributor conducting business within those portions of the United States wherein the Company is conducting business on your termination date, or (ii) a business engaged in direct competition with any other significant business carried on by the Company on your termination date. In no event shall ownership of less than 5% of the equity of a corporation, limited liability company or other business entity, standing alone, constitute a violation hereof.

Non-Solicitation. During the Restricted Period, you shall not directly, indirectly or through an affiliate: (i) solicit, induce, divert, or take away or attempt to solicit, induce, divert or take away any customer, distributor, or supplier of the Company; (ii) solicit, induce, or hire or attempt to solicit, induce, or hire any employee of the Company or any individual who was an employee of the Company on your termination date and who has left the employment of the Company after your termination date within one year of the termination of such employee’s employment with the Company, or (iii) in any way directly or indirectly interfere with such relationships.

Confidentiality. You shall keep in strict confidence, and shall not, directly or indirectly, at any time while employed by the Company or after ceasing to be so employed, disclose, furnish, publish, disseminate, make available or, except in the course of performing your duties of employment hereunder, use for your benefit or the benefit of others any Confidential Information. For purposes of this Participation Notice, “Confidential Information” means confidential business information of the Company and its customers and vendors, without limitation as to when or how you may have acquired such information. Such Confidential Information shall include, without limitation, the Company’s sales figures, profit or loss figures or other information related to the Company’s internal financial statements, customers, clients, suppliers, vendors and product information, sources of supply, customer lists or other information, selling and servicing methods and business techniques, product development plans, sales and distribution information, business plans and opportunities, or corporate alliances and other information concerning the Company’s actual or anticipated business or products, or which is received in confidence by or for the Company from any other person. You specifically acknowledge (1) that all Confidential Information, in whatever media or form maintained, and whether compiled by the Company or you, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, (2) that reasonable efforts have been made by the Company to maintain the secrecy of such information, (3) that such information is the sole property of the Company, and (4) that any disclosure or use of such information by you while employed by the Company (except in the course of performing your duties and obligations hereunder for the Company) or after ceasing to be so employed shall constitute a misappropriation of the Company’s trade secrets. Notwithstanding the above, you may disclose the Confidential Information to anyone outside of the Company with the Company’s express written consent, or Confidential information that: (i) is at the time of receipt or thereafter becomes publicly known through no wrongful act of yours; or (ii) is received from a third party not under an obligation to keep such information confidential and without breach of the Plan or this Participation Notice. In addition, all memoranda, notes, lists, records and other documents (and all copies thereof) made or compiled by you or made available to you concerning the business of the Company will be delivered to the Company at any time on request. Nothing in this Participation Notice or the Plan prevents you from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity a Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934. The U.S. Defend Trade Secrets Act of 2016 (the “DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

Please return to the Company a copy of this Participation Notice signed by you. Please retain a copy of this Participation Notice, along with the Plan document, for your records.

OLYMPIC STEEL, INC.

_________________________________

Name:

_________________________________

Date

Acknowledged and agreed to by the Participant:

_____________________________________
         Name:

_____________________________________
         Date